SECURITIES AND EXCHANGE COMMISSION

                              Washington, D.C.  20549


                                   ---------------

                                      FORM 8-A


                  FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                        PURSUANT TO SECTION 12(b) OR (g) OF THE
                           SECURITIES EXCHANGE ACT OF 1934


                           Serologicals Corporation
                          --------------------------
         (Exact name of registrant as specified in its charter)

             Delaware                              58-2142225
      -------------------------------------------------------------
      (State of incorporation                    (IRS Employer
          or organization)                     Identification No.)

         780 Park North Blvd., Suite 110, Clarkston, GA     30021
      -------------------------------------------------------------
          (Address of principal executive offices)       (Zip Code)


      Securities to be registered pursuant to Section 12(b) of the Act:

                                              Name of each exchange on
        Title of each class                    which each class is to
        To be so registered                         be registered
        ---------------------------------------------------------
                None                                    None

    Securities to be registered pursuant to Section 12(g) of the Act:

                       Preferred Stock Purchase Rights
                       -------------------------------
                              (Title of Class)




Item 1.  Description of Registrant's Securities to be Registered.

     On July 26, 1999, the board of directors of Serologicals Corporation (the "Company") declared a dividend of one preferred stock purchase right for each outstanding share of common stock, par value $.01 per share, of the Company, payable to stockholders on August 25, 1999. The description and terms of the rights are contained in a rights agreement, dated as of August 2, 1999, between the Company and State Street Bank & Trust Company, N.A., as rights agent. You should carefully read the rights agreement attached hereto as Exhibit 2.2.

     Each right will entitle its registered holder from and after the Distribution Date (as defined below) until August 2, 2009, or, if earlier, until the redemption or exchange of the rights, to buy 1/1,000 of a share of the Company's Series B preferred stock, par value $.01 per share, at an exercise price of $45.00, subject to certain antidilution adjustments.

     The rights will not, however, be exercisable, transferable separately or trade separately from the shares of common stock, until the earlier of

            I. the 10th business day after the date a person or group publicly announces that it is an Acquiring Person, or
            II. the 10th business day (or such later day as the Company's board of directors determines) after a person or group announces a tender or exchange offer, which, if consummated, would result in such person or group becoming an Acquiring Person

     The earlier of such dates is referred to herein as the "Distribution
Date."

     In general, an "Acquiring Person" refers to any person or group of affiliated persons (other than the Company, any of its subsidiaries, or certain benefit plans and other entities affiliated with the Company or its subsidiaries and any person or group of affiliated persons whose acquisition of 15% or more is approved by the Company's board of directors in advance) who, after the date of adoption of the rights agreement, acquires beneficial ownership of 15% or more of the outstanding shares of common stock.

     No person or group who beneficially owned 15% or more of the outstanding shares of common stock on August 25, 1999 will be considered an Acquiring Person unless such person or group acquires an additional number of shares of Common Stock greater than 2% of the number of such shares outstanding, other than in a transaction approved by the Company's Board of Directors in advance.

     If a person or group of affiliated persons becomes an Acquiring Person, then each right (other than rights owned by such Acquiring Person, and its affiliates and associates, which will be null and void) will entitle the holder to purchase, for the exercise price, a number of shares of the Company's common stock having a then current market value of twice) the exercise price. Accordingly, at the original exercise price of $45.00, each right would entitle its registered holder to purchase $90.00 worth of common stock for $45.00.

     If at any time after the date of public announcement of the existence of an Acquiring Person

            III.  the Company merges into another entity
             IV. an acquiring entity merges into the Company and the common stock of the Company is changed into or exchanged for other securities or assets of the acquiring entity, or
              V. the Company sells more than 50% of its assets or earning power then each right will entitle the holder thereof to purchase, for the exercise price, a number of shares of common stock of such other entity having a current market value of twice the exercise price.

     The foregoing will not apply to a transaction approved by a majority of the board of directors.

     The rights are redeemable at the Company's option, at any time until the 10th day following a public announcement of an Acquiring Person, for $.01 per right, payable in cash or shares of common stock.

     At any time after any person becomes an Acquiring Person, the board of directors of the Company may exchange the rights (other than rights owned by the Acquiring Person and its affiliates and associates, which will be null and void), in whole or in part, for common stock on the basis of an exchange ratio of one share of common stock for each right (subject to adjustment).

     As long as the rights are attached to the common stock, each share of common stock issued by the Company will also evidence one right. Until the Distribution Date, the rights will be represented by the common stock certificates and will be transferred only with the common stock certificates; separate certificates representing the rights will be mailed, however, to holders of the common stock as of the Distribution Date. The holders of rights will not have any voting rights or be entitled to dividends until the rights are exercised.

     The purchase price payable, and the number of shares of preferred stock or other securities or property issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution in the event of certain stock dividends on, or subdivisions, combinations or reclassifications of, the shares of common stock prior to the Distribution Date, and in certain other events.

     The board of directors of the Company may amend the rights agreement in any manner prior to the Distribution Date. After the Distribution Date, the board of directors may amend the rights agreement only

          VI.   to cure ambiguities,
          VII. to shorten or lengthen any time period (subject to certain limitations), or
          VIII. if such amendment does not adversely affect the interests of the rights holders and does not relate to any principal economic term of the rights.

Item 2.  Exhibits.

     2.1. Specimen Form of Rights Certificate (attached as Exhibit B to the Rights Agreement).

     2.2. Form of Rights Agreement, dated as of August 2, 1999, between Serologicals Corporation and State Street Bank & Trust Company, N.A.

     2.3 Form of Certificate of Designation, Preferences and Rights of Series B Preferred Stock (attached as Exhibit A to the Rights Agreement).

     2.4 Summary of Rights Agreement (attached as Exhibit C to the Rights Agreement).

     2.5. Press Release.


                                   SIGNATURE
                                   ---------

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                    SEROLOGICALS CORPORATION



Date: August 2, 1999              By   /s/ Russell H. Plumb
                                       ------------------------------
                                       Russell H. Plumb
                                       Vice President, Finance and
                                       Chief Financial Officer

                             EXHIBIT INDEX
                             --------------



2.1   Specimen Form of Rights Certificate (attached as
      Exhibit B to the Rights Agreement).

2.2 Form of Rights Agreement, dated as of August 2, 1999, between Serologicals Corporation and State Street Bank & Trust Company, N.A.

2.3 Form of Certificate of Designation, Preferences and Rights of Series B Preferred Stock (attached as Exhibit A to the Rights Agreement).

2.4 Summary of Rights Plan (attached as Exhibit C to the Rights Agreement).

2.5   Press Release.